Exhibit 10.22

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

THIS AGREEMENT is made as of November 7, 2025

B E T W E E N:

Ting Fiber, LLC, a subsidiary of Tucows Inc. (Hereinafter referred to as "Ting")

- and -

Elliot Noss

(Hereinafter referred to as the "Consultant")

WHEREAS:

A.    Ting wishes to receive consulting and advisory services from the Consultant in relation to the current process for the sale of the Ting business (the “Services”) and the Consultant agrees to perform such Services for Ting in accordance with the terms and conditions of this Independent Contractor Consulting Agreement (the “Agreement”);

B.    the Consultant has indicated to Ting that it has the necessary expertise and experience to perform the Services required by Ting;

C.    the Consultant represents and warrants that there are no restrictive covenants or potential or existing conflicts of interest preventing the Consultant from entering into or performing the Services under this Agreement;

D.    the Consultant is carrying out its activity as a self-employed worker in full legality with the appropriate permits, its activity is declared with the local trade, tax and social insurance administration and registered with the appropriate authorities or on the local trade register, and the Consultant is up to date with the payment of its social insurance contributions and taxes.

IT IS AGREED AS FOLLOWS:

1.    Term: This Agreement shall be effective on November 7, 2025 (“Effective Date”) and shall continue to be in effect until the earlier of (a) the completion of a transaction for the sale of Ting or substantially all of its assets, or (b) in accordance with Section 11 below (the “Term”).

2.    Provision of Consulting Services: During the Term, the Consultant shall perform the Services for the fee described in Section 3 below. The Consultant shall devote all such time and attention as may be required to perform and complete all Services hereunder to the highest standard attainable.

3.    Consulting Fee/Expenses: In exchange for the Services, Ting will pay to the Consultant a monthly fee at a monthly rate of $25,000 USD for the Services, with no further or other amounts (other than Authorized Expenses, as defined below) being due or payable to the Consultant unless Ting approves the same in writing (including by email). Invoices must be provided by the Consultant to Ting, with information provided on such invoice as may be requested by Ting from time to time. Fees for services rendered are payable within 30 days of Ting receiving an invoice from the Consultant in respect of the same, provided that such fees and the form of the invoice are authorized by Ting.

Upon the submission of appropriate receipts, Ting will reimburse the Consultant for reasonable business related expenses incurred in providing the Services, provided that such expenses comply with any Ting expense policy in place, and/or direction provided to the Consultant with respect to expenses, from time to time, and receive all required approvals or pre-authorizations, as applicable (“Authorized Expenses”).

4.    Services: Ting reserves the right to request such reports (progress, financial or otherwise) as may be considered reasonably necessary to demonstrate that the Services performed by the Consultant under this Agreement satisfy Ting’s objectives and professional standards as notified to the Consultant by Ting from time to time.

5.    Consulting Services: The Consultant shall provide the Services to Ting on a non-exclusive basis and shall be free to provide its services to third parties, provided that such services are not provided in a manner inconsistent with any of the provisions of this Agreement. The Consultant undertakes not to subcontract the Services to third parties without prior written authorization from Ting.

6.	Obligations:

I.

The Consultant undertakes to perform the Services in accordance with the terms and conditions set out in this Agreement, under the conditions jointly agreed by the Parties and any instructions and deadlines that may be given by Ting from time to time.

II.	The Consultant shall perform the Services with the high degree of care, skill and prudence reasonably expected of a professional and experienced service provider working in this sector of activity.

III.	The Consultant shall determine the means by which it performs the Services for Ting.

IV.	The Consultant shall furnish, at its own expense, the equipment, supplies, tools, and other materials used to perform the Services.

V.	In the event of illness, accident or force majeure preventing the Consultant from performing the Services, the Consultant shall inform Ting immediately in writing.

7.	Confidentiality:

I.

The Consultant shall not disclose or use, either during the term of this Agreement or thereafter, any confidential information of Ting or its related or affiliated entities, or other non-public information relating to Ting, financial, technical or other business information of Ting or its related or affiliated entities, except as requested by Ting in connection with the Consultant's performance of this Agreement or as required by law.

In particular, but without limiting the generality of the foregoing, the Consultant shall maintain the confidentiality of all intellectual property rights disclosed by Ting and which become known during the term of this Agreement or which it develops or helps to develop in the course of providing the Services to Ting. The Consultant agrees not to make any statement or do any act which may in any way damage the reputation or business of Ting, its affiliates or Ting's clients or associates.

II.

The Consultant shall not disclose to third parties the results of the work carried out as part of the Services; disclose to third parties Ting's know-how and other confidential information, provided by Ting to the Consultant for the purpose of performing the Services, except to the extent that disclosure is necessary in the proper performance of the Services and provided that the third party has entered into a confidentiality agreement that is no less stringent than as set forth in this Agreement.

III.

The Consultant agrees to immediately notify Ting in writing if it becomes aware of any disclosure that violates the obligations of this Agreement. The Consultant shall be responsible for any breach of these obligations by its employees, agents or sub-contractors. The Consultant shall take all necessary steps to prevent further disclosure.

IV.	The Parties expressly agree that the provisions of this Clause 7 shall survive the termination of this Agreement.

8.    Ownership of Results: All memoranda, notes, correspondence, files, documents and other tangible items produced by the Consultant in connection with the performance of the Services shall be and shall remain at all times the property of Ting. At all times, including after termination of this Agreement, the Consultant shall, upon the written request of Ting, promptly deliver to Ting all such tangible items in its possession or control relating to Ting, its business affairs, its clients and the Services.

9.    Non-Solicitation: The Consultant agrees not to solicit the services or employment, directly or indirectly, of any of Ting’s consultants or employees with whom the Consultant has had material contact while performing the Services, either during the term of this Agreement or for a period of one year from termination of this Agreement.

10.    Intellectual Property: All intellectual property, including but not limited to inventions, creations, and works of authorship, developed or conceived by the Consultant for Ting and pursuant to this Agreement shall be considered the exclusive property of Ting. The independent contractor hereby assigns and transfers all rights, title, and interest in and to such intellectual property to Ting, and agrees to take all necessary actions to perfect and enforce such assignment.

11.    Termination: This Agreement may be terminated by Consultant immediately upon written notice to Ting. This Agreement may be terminated by Ting either for cause effective immediately or, if no cause exists, upon the provision of either thirty (30) days’ written notice of termination to Consultant or effective immediately upon the provision of written notice plus one (1) month’s fees (i.e. $25,000 USD) in lieu of notice (or a combination of the two, in which case the fees in lieu of notice shall be pro-rated).

Upon expiration or earlier termination of this Agreement, the Consultant agrees to deliver to Ting, or destroy, all documents, equipment, business tools, records, reports and copies thereof which are in its possession and which relate in any way to Ting, its affiliates, or the customers, clients or associates of Ting during the term of this Agreement. Upon termination of this agreement, Ting shall not be obligated to make any further payment to the Consultant beyond the amount of such fees and Authorized Expenses actually accrued (and pro-rated) to the date of such termination, plus any fees in lieu of notice of termination, if applicable. The Consultant expressly releases Ting, its related and affiliated entities, and their respective current and former directors, officers, employees, agents and contractors from any and all actions, causes of action, claims, demands, of whatever nature arising out of or in any way connected with this Agreement or the termination of this Agreement, except claims to enforce the terms of this Agreement.

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by electronic delivery (e-mail), or (iii) sent by prepaid courier service addressed, in the case of notice to Ting, as follows:

Bret Fausett

CLO, Tucows, Inc.

bfausett@tucows.com

96 Mowat Avenue Toronto, Ontario M6K 3M1

and in the case of notice to the Consultant, as follows:

Elliot Noss

elliot@noss.org

51 Roxborough Drive, Toronto, ON M4W 1X2

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by prepaid courier service. Any party hereto may change any particulars of its address for notice by providing written notice of change of address.

12.    Ting Email Address and System Access: Ting agrees to provide the Consultant with a company email address for the duration of the Term. Ting agrees to provide the Consultant access to relevant communication and collaboration systems, including work email and google sheet access, necessary for the effective performance of the Services. The Consultant agrees to use the provided email address and system access solely for the purpose of performing the agreed-upon Services and related authorized activities. Any information, data, or communication accessed through these means shall be treated confidentially and in accordance with the confidentiality provisions outlined in this Agreement. Upon the termination or completion of the consulting services, Ting shall promptly revoke the Consultant's access to the provided email address and communication systems. The Consultant will return any access credentials, devices, or materials provided by the Client for the purpose of this Agreement.

13.    Injunctive Relief: The Consultant agrees that the remedy at law for any breach by it of the confidentiality provisions of this Agreement will be inadequate and that Ting, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Consultant without the necessity of proving actual damage.

14.    Reasonable Restrictions: The Consultant agrees that all restrictions contained in this Agreement are reasonable and valid and hereby waives all defenses to the strict enforcement of this Agreement by Ting.

15.    Acknowledgement: The Parties hereto expressly acknowledge and agree that in performing the Services pursuant to this Agreement, the Consultant shall be acting and shall act at all times as an independent contractor and consultant only and that this Agreement shall not constitute the Consultant an employee, agent, partner or joint venturer of or with Ting and that no such relationship shall arise or subsist between the Consultant and Ting during the Term including any extension or renewal thereof.

Consultant also acknowledges and agrees that it is its sole obligation to report as self-employment income all compensation received from Ting for services rendered as a consultant. Ting shall have no liability or responsibility for the withholding, collection or payment of personal taxes, social insurance payments, employment insurance remittances, vacation pay, statutory holiday pay, overtime pay, benefits premiums, workers’ compensation premiums, or statutory or other taxes or payments of any other nature on behalf of, in respect of, or for the benefit of, Consultant or any other person employed by Consultant. Consultant also agrees that by entering into this Agreement, Consultant holds Ting, its related and affiliated entities, and their respective current and former directors, officers, employees, agents and contractors harmless and will indemnify Ting, its related and affiliated entities, and their respective current and former directors, officers, employees, agents and contractors from and against any order, penalty, interest or tax that may be assessed or levied against any of them as a result of Consultant’s failure or delay to make such payments or to file any return or information required by any law, ordinance or regulation or as a result of any challenge to or adverse finding in respect of Consultant’s status as an independent contractor.

Due to the unique nature of the Services that Consultant will be providing, Consultant agrees that Consultant may not delegate its duties under this Agreement.

Ting agrees: (i) to hold the Consultant harmless from and against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Consultant in respect of any civil, criminal, administrative, investigative or other proceeding in which the Consultant is involved because of the Consultant being or having been a consultant to Ting, provided that the Consultant has acted honestly and in good faith, with a view to the best interests of Ting and in a manner consistent with any lawful direction provided to him by Ting and/or its Board of Directors, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Consultant had reasonable grounds for believing that his conduct was lawful; and (ii) that if the by-laws or policies of Ting contain Company indemnification obligations that apply to independent contractors in the normal course, those obligations apply to the benefit of the Consultant in addition to but not in place of subsection (i).

16.    Entire Agreement: This Agreement constitutes the entire agreement between Consultant and Ting with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between Consultant and Ting in respect of the provision of the Services and the terms and conditions set forth herein. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between Consultant and Ting in respect of the provision of the Services and the terms and conditions set forth herein other than as expressly set forth in this Agreement.

17.    Amendments: No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties and no such amendment or waiver shall extend to anything other than the specific subject matter thereof. The failure at any time of any party to insist on strict performance of any provision of this Agreement shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except and insofar as that party may have given a valid and effective written waiver or release).

18.    Governing Law: The performance and interpretation of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

Dated: 11/6/2025	By:	/s/ Elliot Noss

Consultant

Dated: 11/6/2025	By:	/s/ Bret Fausett
Ting Fiber, LLC
Per: Chief Legal Officer and Authorized Signatory